Exhibit (h)(1)

                      AMENDMENT TO ADMINISTRATOR AGREEMENT
                                    BETWEEN
                      IOWA PUBLIC AGENCY INVESTMENT TRUST
                                      AND
                        INVESTORS MANAGEMENT GROUP, LTD.

        The Amendment to the Administrator Agreement is made by and between the Iowa Public Agency Investment Trust, an Iowa common law trust formed pursuant to Iowa Code chapter 28E and sections 331.555 and 384.21 (the "Trust"), and Investors Management Group, Ltd., an Iowa corporation (the "Administrator") as follows:

        WHEREAS, the Trust was established in Iowa by a Joint Powers Agreement and Declaration of Trust dated as of October 1, 1987; and

        WHEREAS, the beneficial interest of the Participants under the Joint Powers Agreement and Declaration of Trust in the property of each series of the Trust is divided into Units (the "Units"); and

        WHEREAS pursuant to an Administrator Agreement, dated January 1, 2004 (the "Administrator Agreement"), Administrator is the Administrator for the Trust; and

        WHEREAS the Trust and Administrator mutually agree to amend the Investment Administrator Agreement pursuant to Article VIII, Section 8.1 of the Administrator Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to revise the Administrator Agreement as follows:

1. Article II, Appointment, Duties and Compensation, Section 2.2, Service and Duties, Paragraph R(1)

                (e), shall hereby be amended to read as follows: e. Facilitate and process all movement of moneys between the Trust and the Participant's account at the Participant's local financial institution, or between the Trust and any Vendor Account, which is pre-authorized by the Participant pursuant to the terms of the Vendor Pay Program. Money movement methods shall include automated clearing house (ACH), Federal Reserve Bank Wire
                (wire), or check. Prior to making any disbursements into a Vendor Account, the Administrator shall assure that such disbursement has been authorized, in writing, by the Participant and Vendor. The cost of money movement shall be borne by the Administrator under the terms of this Agreement.

2.      This Amendment to the Administrator Agreement shall take effect May 1,
        2004.
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        IN WITNESS WHEREOF, the parties hereby have hereby have caused this instrument to be executed by their officers designated below as of the _______ day of ______, 2004.


                                        IOWA PUBLIC AGENCY INVESTMENT TRUST


                                        By _____________________________________
                                                           Chair
Attest:


By _________________________________
           Secretary

                                        INVESTORS MANAGEMENT GROUP, LTD.


                                        By _____________________________________
Attest:


By _________________________________